                                                                    Exhibit 2.01

                              CERTIFICATE OF MERGER

                                       OF
                              SRC ACQUISITION CORP.

                                  WITH AND INTO
                               LIFE RE CORPORATION

                    Pursuant to Section 251(c) of the General
                    Corporation Law of the State of Delaware

         LIFE RE CORPORATION, a Delaware corporation, does hereby certify to the following facts relating to the merger of SRC ACQUISITION CORP., a Delaware corporation, with and into LIFE RE CORPORATION (the "Merger"):

         I. The names and states of incorporation of the constituent corporations to the Merger are as follows:

                  Name                               State of Incorporation
                  ----                               ----------------------

         Life Re Corporation                         Delaware
         SRC Acquisition Corp.                       Delaware

         II. An Agreement and Plan of Merger, dated as of July 27, 1998, by and between Swiss Reinsurance Company, SRC Acquisition Corp., Life Re Corporation and Swiss Re America Holding Corporation has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with Section 251 of the General Corporation Law of the State of Delaware.

         III. Life Re Corporation shall survive the Merger (the "Surviving Corporation").

         IV. The Certificate of Incorporation of Life Re Corporation, as now in force and effect, shall be amended in its entirety to read as set forth in Exhibit A hereto.

         V. An executed copy of the Agreement and Plan of Merger is on file at the principal place of business of the Surviving Corporation, which is located at 969 High Ridge Road, Stamford, Connecticut 06905.

         VI. A copy of the Agreement and Plan of Merger will be furnished by the Surviving Corporation, on request and without costs, to any stockholders of either constituent corporation.

         VII. This Certificate of Merger shall be effective upon filing with the Secretary of State of the State of Delaware.

         IN WITNESS WHEREOF, Life Re Corporation has caused this Certificate of Merger to be executed in its corporate name this __ day of December, 1998.

                                  LIFE RE CORPORATION

                                  a Delaware corporation

                                  By:
                                      ----------------------------------------
                                      Name:  W. Weldon Wilson
                                      Title:    Vice President, General Counsel
                                                 and Secretary

                                                                       EXHIBIT A

                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                               LIFE RE CORPORATION

         8. Name. The name of the corporation is Life Re Corporation (the "Corporation").

         9. Address; Registered Office and Agent. The address of the Corporation's registered office is 9 East Loockerman Street, City of Dover, County of Kent, State of Delaware; and its registered agent at such address is National Corporate Research, Ltd.

         10. Purposes. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

         11. Number of Shares; Designations and Powers, Preferences and Rights and Qualifications and Limitations or Restrictions thereof.

                  11.1 Number of Shares. The total number of shares of stock that the Corporation shall have authority to issue is one thousand one hundred (1,100), of which one hundred (100) shall be shares of Preferred Stock of the par value of one cent ($.01) each (the "Preferred Stock") and one thousand (1,000) shall be shares of Common Stock of the par value of one cent ($.01) each (the "Common Stock").

                  11.2 Common Stock. Except as otherwise required by law, each holder of Common Stock shall be entitled to one vote for each share of Common Stock held of record on all matters on which stockholders generally are entitled to vote and to all other rights, powers and privileges of stockholders under Delaware law. The holders of shares of Common Stock shall have the right to receive dividends, as, when and if declared by the Board of Directors of the Corporation (the "Board"), out of funds legally available therefor. Upon the dissolution, liquidation or winding up of the Corporation, either voluntary or involuntary, after any preferential amounts to be distributed to the holders of the Preferred Stock have been paid or declared and funds sufficient for the payment thereof in full set apart for payment, the holders of Common Stock shall be entitled to participate in all the remaining assets of the Corporation available for distribution to its stockholders.

                  11.3 Preferred Stock.

                       (a) Voting Rights. Each share of Preferred Stock shall
              entitle the holder thereof to vote, in person or by proxy, at a special or annual meeting of stockholders, on all matters voted on by holders of Common Stock voting together as a single class with the holders of the Common Stock and with holders of all other shares entitled to vote thereon. With respect to any such vote, each share of Preferred Stock shall entitle the holder thereof to cast one vote per share of Preferred Stock.

                       (b) Liquidation, Dissolution or Winding Up. In the event
              of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, before any distribution or payment to holders of

              Common Stock, the holders of shares of Preferred Stock shall be entitled to be paid an amount equal to $.01 with respect to each share of Preferred Stock.

                       (c) Dividends. The holders of Preferred Stock shall have
              no right to receive dividends, whether or not dividends are distributed to the holders of Common Stock.

         12. Election of Directors. Members of the Board may be elected either by written ballot or by voice vote.

         13. Limitation of Liability. No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not eliminate or limit the liability of a director (a) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under section 174 of the General Corporation Law or (d) for any transaction from which the director derived any improper personal benefits.

         Any repeal or modification of the foregoing provision shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

         14. Indemnification.

                  14.1 To the extent not prohibited by law, the Corporation shall indemnify any person who is or was made, or threatened to be made, a party to any threatened, pending or completed action, suit or proceeding (a "Proceeding"), whether civil, criminal, administrative or investigative, including, without limitation, an action by or in the right of the Corporation to procure a judgment in its favor, by reason of the fact that such person, or a person of whom such person is the legal representative, is or was a director or officer of the Corporation, or, at the request of the Corporation, is or was serving as a director or officer of any other corporation or in a capacity with comparable authority or responsibilities for any partnership, joint venture, trust, employee benefit plan or other enterprise (an "Other Entity"), against judgments, fines, penalties, excise taxes, amounts paid in settlement and costs, charges and expenses (including attorneys' fees, disbursements and other charges). Persons who are not directors or officers of the Corporation (or otherwise entitled to indemnification pursuant to the preceding sentence) may be similarly indemnified in respect of service to the Corporation or to an Other Entity at the request of the Corporation to the extent the Board at any time specifies that such persons are entitled to the benefits of this Section 8.

                  14.2 The Corporation shall, from time to time, reimburse or advance to any director or officer or other person entitled to indemnification hereunder the funds necessary for payment of expenses, including attorneys' fees and disbursements, incurred in connection with any Proceeding, in advance of the final disposition of such Proceeding; provided, however, that, if required by the General Corporation Law, such expenses incurred by or on behalf of any director or officer or other person may be paid in advance of the final disposition of a Proceeding only upon receipt by the Corporation of an undertaking, by or on behalf of such director or officer (or other person indemnified hereunder), to repay any such amount so advanced if it shall ultimately be determined by final judicial decision from which there is no further right of appeal that such director, officer or other person is not entitled to be indemnified for such expenses.

                  14.3 The rights to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Section 8 shall not be deemed exclusive of any other rights to which a person seeking indemnification or reimbursement or advancement of expenses may have or hereafter be entitled under any statute, this Certificate of Incorporation, the By-laws of the Corporation (the "By-laws"), any agreement, any vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.

                  14.4 The rights to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Section 8 shall continue as to a person who has ceased to be a director or officer (or other person indemnified hereunder) and shall inure to the benefit of the executors, administrators, legatees and distributees of such person.

                  14.5 The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of an Other Entity, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Section 8, the By-laws or under section 145 of the General Corporation Law or any other provision of law.

                  14.6 The provisions of this Section 8 shall be a contract between the Corporation, on the one hand, and each director and officer who serves in such capacity at any time while this Section 8 is in effect and any other person entitled to indemnification hereunder, on the other hand, pursuant to which the Corporation and each such director, officer, or other person intend to be, and shall be, legally bound. No repeal or modification of this Section 8 shall affect any rights or obligations with respect to any state of facts then or theretofore existing or thereafter arising or any proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts.

                  14.7 The rights to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Section 8 shall be enforceable by any person entitled to such indemnification or reimbursement or advancement of expenses in any court of competent jurisdiction. The burden of proving that such indemnification or reimbursement or advancement of expenses is not appropriate shall be on the Corporation. Neither the failure of the Corporation (including its Board, its independent legal counsel and its stockholders) to have made a determination prior to the commencement of such action that such indemnification or reimbursement or advancement of expenses is proper in the circumstances nor an actual determination by the Corporation (including its Board, its independent legal counsel and its stockholders) that such person is not entitled to such indemnification or reimbursement or advancement of expenses shall constitute a defense to the action or create a presumption that such person is not so entitled. Such a person shall also be indemnified for any expenses incurred in connection with successfully establishing his or her right to such indemnification or reimbursement or advancement of expenses, in whole or in part, in any such proceeding.

                  14.8 Any director or officer of the Corporation serving in any capacity of (a) another corporation of which a majority of the shares entitled to vote in the election of its directors is held, directly or indirectly, by the Corporation or (b) any employee benefit plan of the Corporation or any corporation referred to in clause (a) shall be deemed to be doing so at the request of the Corporation.

                  14.9 Any person entitled to be indemnified or to reimbursement or advancement of expenses as a matter of right pursuant to this Section 8 may elect to have the right to indemnification or reimbursement or advancement of expenses interpreted on the basis of the applicable law in effect at the time of the occurrence of the event or events giving rise to the applicable Proceeding, to the extent permitted by law, or on the basis of the applicable law in effect at the time such indemnification or reimbursement or advancement of expenses is sought. Such election shall be made, by a notice in writing to the Corporation, at the time indemnification or reimbursement or advancement of expenses is sought; provided, however, that if no such notice is given, the right to indemnification or reimbursement or advancement of expenses shall be determined by the law in effect at the time indemnification or reimbursement or advancement of expenses is sought.

                  15. Adoption, Amendment and/or Repeal of By-Laws. The Board may from time to time adopt, amend or repeal the By-laws of the Corporation; provided, however, that any By-laws adopted or amended by the Board may be amended or repealed, and any By-laws may be adopted, by the stockholders of the

Corporation by vote of a majority of the holders of shares of stock of the Corporation entitled to vote in the election of directors of the Corporation.